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                                                                 Exhibit (e)(13)

                                CHANGE IN CONTROL
                               SEVERANCE AGREEMENT

     AGREEMENT between FIRST SIERRA FINANCIAL, INC., a Delaware corporation (the "Company"), and Roger Gebhart ("Executive"),

                              W I T N E S S E T H :

     WHEREAS, the Company desires to retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "Board") has approved the Company entering into a severance agreement with Executive in order to encourage Executive's continued service to the Company; and

     WHEREAS, Executive is prepared to perform such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.    DEFINITIONS.

     (a) "BONUS AMOUNT" means the greater of (i) 10% of Executive's Compensation or (ii) the annual bonus payment received by (or payable to) Executive with respect to the Company's fiscal year that ended immediately prior to the fiscal year during which a Change in Control occurs.

     (b) "CHANGE IN CONTROL" means (i) any merger, consolidation, or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions), (iii) dissolution or liquidation of the Company, (iv) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) during any two-year period, the persons who were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the Board; provided, however, that the term "Change in Control" shall not include any reorganization, merger, consolidation, or similar transaction or series of transactions pursuant to which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following

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such transaction or series of transactions 50% or more of the voting securities
(based upon voting power) of (1) any entity which owns (directly or indirectly) the stock of the Company, (2) any entity with which the Company has merged, or
(3) any entity that owns an entity with which the Company has merged.

     (c) "CHANGE IN DUTIES" shall mean the occurrence, on the date upon which a Change in Control occurs or within two years thereafter, of any one or more of the following:

          (i) A significant reduction in the nature or scope of Executive's authorities or duties from those applicable to Executive immediately prior to the date on which a Change in Control occurs;

          (ii) A reduction in Executive's annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement from that provided to Executive immediately prior to the date on which a Change in Control occurs;

          (iii) A diminution in Executive's eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Company (including its subsidiaries) for executives with comparable duties or (B) the opportunities under any such plans under which Executive was participating immediately prior to the date on which a Change in Control occurs;

          (iv) A diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company (including its subsidiaries) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change in Control occurs; or

          (v) A change in the location of Executive's principal place of employment by the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs.

     (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     (e) "COMPENSATION" shall mean the greater of:

          (i) Executive's annual base salary at the rate in effect immediately prior to the date on which a Change in Control occurs;


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          (ii) Executive's annual base salary at the rate in effect sixty days prior to the date of Executive's Involuntary Termination; or

          (iii) Executive's annual base salary at the rate in effect at the time of Executive's Involuntary Termination.

     (f) "INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

          (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (f)); or

          (ii) results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties; provided, however, the term "Involuntary Termination" shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company's long-term disability plan, or Retirement.

     (g) "RETIREMENT" shall mean Executive's resignation on or after the date Executive reaches age sixty-five.

     (h) "SEVERANCE AMOUNT" shall mean an amount equal to (i) 2.0 multiplied by
(1) the sum of 120% of Executive's Compensation and (2) the Bonus Amount.

     (i) "TERMINATION FOR CAUSE" shall mean that Executive's employment with the Company has been terminated by the Company for "cause" (as such term is defined in an employment agreement between Executive and the Company); provided, however, that if such an employment agreement does not exist, is no longer effective, or does not define the term "cause," then "Termination for Cause" shall mean that Executive's employment with the Company has been terminated by the Company because Executive (i) has engaged in gross negligence or willful misconduct in the performance of Executive's duties, (ii) has willfully refused without proper legal reason to perform Executive's duties and responsibilities,
(iii) has materially breached any material provision of any agreement between the Company and Executive, (iv) has materially breached any material corporate policy maintained are established by the Company that is of general applicability to the Company's executive employees, (v) has willfully engaged in conduct that Executive knows or should know is materially injurious to the Company or any of its affiliates, or (vi) has engaged in illegal conduct or any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, the value, reliability, or performance of Executive in a material manner; provided, further, that in no event shall a termination of Executive's employment constitute a "Termination for Cause" unless such termination is approved by at least two-thirds of the members of the Board after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with Executive's counsel, to be heard before the Board. Members of the Board may participate in any hearing that is required pursuant to this subparagraph (i) by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board shall attend the hearing in person.



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2.    SERVICES. Executive agrees that Executive shall (a) render services to the
Company (as well as any subsidiary thereof or successor thereto) during the period of Executive's employment to the best of Executive's ability and in a prudent and businesslike manner and (b) devote substantially the same time, efforts, and dedication to Executive's duties as heretofore devoted.

3. SEVERANCE BENEFIT. If Executive's employment by the Company or any successor thereto shall be subject to an Involuntary Termination that occurs on the date upon which a Change in Control occurs or within two years thereafter, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), a lump sum cash payment in an amount equal to the Severance Amount, which shall be paid to Executive on or before the fifth day after the last day of Executive's employment with the Company.

Notwithstanding the foregoing, the lump sum cash payment to Executive pursuant to this Paragraph 3 shall be reduced by the present value (determined using a discount rate equal to the prime or base rate of interest of Chase Bank as of the date of Executive's Involuntary Termination) of all cash severance payments, if any, payable to Executive from or on behalf of the Company on account of Executive's Involuntary Termination pursuant to (a) any other agreement between the Company and Executive or (b) any severance benefit plan maintained by the Company.

4.    INTEREST ON LATE BENEFIT PAYMENT. If the payment provided for in
Paragraph 3 hereof is not made when due, then the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the rate of 1% per month (with a partial month counting as a full month).

5. PARACHUTE PAYMENT. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the severance benefit provided for in Paragraph 3, together with any other payments which Executive has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the severance benefit provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by Executive will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.


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6.    GENERAL.

     (a) TERM. The effective date of this Agreement is September 1, 1999. Within sixty days from and after the expiration of two years after said effective date and within sixty days after each successive two-year period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee of the Board (excluding any member of such committee who is covered by this Agreement or by a similar agreement with the Company) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee of the Board to take any action within said sixty days shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this "sunset provision," it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this "sunset provision," and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year "sunset provision" shall again be applicable with the sixty-day time period for action by the Compensation Committee of the Board to thereafter commence at the expiration of said two years after such Change in Control and on each two-year anniversary date thereafter.

     (b) INDEMNIFICATION. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive's reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate of 1% per month (with a partial month counting as a full month).

     (c) PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against Executive or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other


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employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrange rents required to be made under this Agreement.

     (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive's estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terns of this Agreement to Executive's estate.

     (e) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

     (g) NOTICES. Any notices of other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at Executive's principal place of employment or if sent by registered or certified mail to Executive at the last address Executive has filed with the Company. In the case of the Company such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

     (h) CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the governance of the construction of this Agreement to the law of another jurisdiction.

     (i) FULL SETTLEMENT; WITHHOLDING. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of Executive's termination of employment. Any severance benefits paid pursuant to this Agreement shall be deemed to be a severance payment and not "Compensation" for purposes of determining benefits under the Company's qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise), and shall be subject to any required tax withholding.

     (j) UNFUNDED OBLIGATION. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no


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such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

     (k) NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or its subsidiaries) to discharge Executive at will or
(ii) the terms and conditions of any other agreements between the Company and Executive except as provided herein.

     (l) NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

     (m) AMENDMENT. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Company and Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 21st day of January, 1999.

                                       "EXECUTIVE"



                                       /s/ Roger Gebhart
                                       -----------------------------------

                                       "COMPANY"

                                       FIRST SIERRA FINANCIAL, INC.

                                       BY:      /s/ Thomas J. Depping
                                          --------------------------------
                                                THOMAS J. DEPPING
                                                CHIEF EXECUTIVE OFFICER




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              FIRST AMENDMENT TO EMPLOYMENT AGREEMENT AND CHANGE IN
                          CONTROL SEVERANCE AGREEMENT

     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENT by and between SierraCities.com Inc., f/k/a First Sierra Financial Inc, a Delaware corporation, (the Employer") and Roger Gebhart (the "Employee") is made as of the 4th day of September, 2000.

     WHEREAS, the Employee has entered into an Employment Agreement with Employer, dated as of the 13th day of October, 1998 (the "Employment Agreement"); and

     WHEREAS, the Employee has entered into a Change In Control Severance Agreement with Employer, dated as of the 21st day of January, 1999 (the Change In Control Severance Agreement); and

     WHEREAS, the Employment Agreement and Change In Control Severance Agreement provide that each may be amended by the written agreement of the parties; and

     WHEREAS, the Employer and the Employee now wish to amend the Employment Agreement and Change In Control Severance Agreement to provide for the payment of a certain performance bonus and the modification of the severance payments due to the in Employee pursuant to the Change In Control Severance Agreement and Employment Agreement in certain circumstances.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties do hereby amend the Employment Agreement and Change In Control Severance Agreement as follows:

     1. Article III of the Employment Agreement is hereby amended by adding at the end of such Article the following new section:

          3.05 ACQUISITION BONUS. Should the Employer be acquired by a third party acquirer and the Employee is offered and signs a commercially reasonable employment agreement pursuant to which the Employee agrees to remain employed by the surviving company, the Employee will be paid a one time cash bonus payment of Six Hundred Thousand Dollars ($600,000) less applicable withholding (the "Acquisition Bonus"). This Acquisition Bonus will be payable and conditioned upon the closing of such acquisition.

     2. Section 3 of the Change In Control Severance Agreement is hereby amended by adding the following new section:

          3.01 SEVERANCE BENEFIT. Payment of the Acquisition Bonus to the Executive [Employee] under the provisions of the Employment Agreement,

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     by and between Executive and Employer dated October 13, 1998, shall be made in lieu of and shall not be in addition to payment of the Severance
     Benefit. If the Employee is paid the Acquisition Bonus he shall not be entitled to receive the Severance Benefit under this Change In Control Severance Agreement.

          The Employer and Employee hereby agree that if this Amendment shall expire, and shall have no further force and effect, ninety (90) days after the date first above written, unless a definitive agreement, providing for a Change In Control as such term is defined in the Change In Control Severance Agreement, has been executed by the Employer and an acquiring party.

          Except as amended and modified hereby, the terms of the Employment Agreement and Change In Control Severance Agreements shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have entered into this First
Amendment to the Employment Agreement and Change In Control Severance Agreement as of the day and year first written above.

                                    EMPLOYER:

                                    SierraCities.com Inc.



                                    By:      /s/ Roger Gebhart
                                         ------------------------------
                                             Roger Gebhart,
                                             Chief Operating Officer

                                    EMPLOYEE:



                                    By:      /s/ Thomas J. Depping
                                         ------------------------------
                                             Thomas J. Depping



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             SECOND AMENDMENT TO EMPLOYMENT AGREEMENT AND CHANGE IN
                          CONTROL SEVERANCE AGREEMENT

                  THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENT ("Second Amendment") by and between SierraCities.com Inc., formerly known as First Sierra Financial Inc, a Delaware corporation (the "Employer"), and Roger Gebhart (the "Employee") is made as of the 3rd day of December, 2000.

                  WHEREAS, the Employee has entered into an Employment Agreement with Employer, dated as of the 13th day of October, 1998 (the "Employment Agreement"); and

                  WHEREAS, the Employee has entered into a Change In Control Severance Agreement with Employer, dated as of the 21st day of January, 1999 (the Change In Control Severance Agreement); and

                  WHEREAS, the Employee and the Employer have entered into that certain First Amendment to Employment Agreement and Change in Control Severance Agreement, dated as of the 4th day of September, 2000 (the "First Amendment", or collectively with the Employment Agreement and the Change in Control Severance Agreement, the "Agreements"); and

                  WHEREAS, the Employee and the Employer now wish to further amend the Agreements on the terms and conditions herein stated.

                  NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Employer hereby agree as follows:

1. The term of the First Amendment is hereby extended for one hundred eighty
(180) days, expiring on June 1, 2001 (the "Expiration Date"). As of the Expiration date, the terms of the First Amendment and this Second Amendment shall terminate and have no further force and effect, unless otherwise extended or further amended by a written agreement executed between the Employer and the Employee.

2. Except as set forth herein, all of the provisions of each of the Agreements shall remain in full force and effect, except that in the event of any conflict between the terms of such Agreements and the First Amendment, the terms of the First Amendment shall govern and control.

3. In the event of any conflict between the provisions of any of the Agreements and this Second Amendment, the terms of this Second Amendment shall govern and control.



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                  IN WITNESS WHERE OF, the parties hereto have executed this
Second Amendment as of the date first written above.

EMPLOYER:                                           EMPLOYEE:
SierraCities.com Inc.


By:      /s/ Thomas J. Depping                      By:      /s/ Roger Gebhart
     ---------------------------------------             ---------------------
         Thomas J. Depping, President and                    Roger Gebhart
         Chief Executive Officer